EXHIBIT 5

June 17, 2021

Hanover Bancorp, Inc.
80 East Jericho Turnpike
Mineola, New York 11501

Re:	Hanover Bancorp, Inc.
Registration Statement on Form S-8

Dear Sirs:

We have acted as counsel for Hanover Bancorp, Inc., a New York corporation (the "Company"), in connection with the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to an aggregate of 435,087 shares of Common Stock, par value $0.01 per share, of the Company (the "Shares") to be issued by the Company pursuant to the Company's 2013 Stock Option Plan, Savoy Bank 2013 Stock Option Plan, 2016 Stock Option Plan , 2018 Equity Compensation Plan, and the Savoy Bank 2020 Equity Compensation Plan to employees, officers, directors, consultants and advisors of the Company, the form of which is attached as an exhibit to the Registration Statement (the "Plan").

In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company and such other certificates, records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that upon issuance and delivery by the Company of the Shares pursuant to the Plan, and, if applicable, the payment of the exercise price of any options awarded thereunder and in accordance with the terms of the Plan, in cash or other consideration under Section 505 of the New York Business Corporation Law, the Shares issued will be legally issued, fully paid and non-assessable.

The issuance of the Shares is subject to the continuing effectiveness of the Registration Statement and the qualification, or exemption from registration, of such Shares under certain state securities laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ WINDELS MARX LANE & MITTENDORF, LLP